As filed with the Securities and Exchange Commission on September 2, 2008
Registration No. 333-139706

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
COGDELL SPENCER INC.
(Exact name of registrant as specified in its charter)

Maryland	20-3126457
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4401 Barclay Downs Drive, Suite 300 Charlotte, North Carolina 28209-4670
(Address of Principal Executive Offices) (Zip Code)
(704) 940-2900
(Telephone number of principal executive offices)
Frank C. Spencer
Chief Executive Officer
4401 Barclay Downs Drive, Suite 300
Charlotte, North Carolina 28209
(Name and address of agent for service)
(704) 940-2900
(Telephone number, including area code, of agent for service)
Copies to:
Jay L. Bernstein, Esq.
Andrew S. Epstein, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
(212) 878-8000

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of the Registration Statement as determined by market conditions.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of each class of	Amount to be	offering	aggregate	registration
securities to be registered	registered	price per share(1)	offering price	fee(2)
Common Stock, par value $0.01 per share	406,908	$19.645	$7,993,707.66	$314.16

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low reported sales prices of Cogdell Spencer Inc.’s common stock as reported on the New York Stock Exchange on August 29, 2008.

(2)	The registrant paid a registration fee covering 5,861,550 shares of common stock upon the initial filing of its registration statement on December 28, 2006. Accordingly, a registration fee of $314.16 is being paid under this amendment to the registrant’s registration statement with respect to an additional 406,908 shares of common stock being registered hereby. A total of 6,268,458 shares of common stock are being registered hereby, which include (1) 1,721,481 shares of common stock and (2) 4,546,977 shares of common stock issuable upon exchange of limited partnership interests, or OP units, of Cogdell Spencer LP (including OP units issuable upon conversion of 143,966 long term incentive plan units), which are exchangeable, under certain circumstances, into shares of our common stock, on a one-for-one basis.

     The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where an offer or sale is not permitted.

Subject to Completion, dated September 2, 2008
PROSPECTUS
6,268,458 Shares of
Common Stock
     This prospectus covers the resale of (1) 1,721,481 shares of common stock issued in connection with our formation transactions, and (2) 4,546,977 shares of common stock issuable upon exchange of limited partnership interests, or OP units, of Cogdell Spencer LP, a Delaware limited partnership, or our operating partnership, issued in connection with our formation transactions, certain other property acquisitions and our 2005 Long Term Incentive Plan (including OP units issuable upon conversion of 143,966 long term incentive plan units, or LTIP units), which are exchangeable, under certain circumstances, into shares of our common stock, on a one-for-one basis.
     The registration of the shares does not necessarily mean that any of the shares will be offered or sold by any of the selling stockholders. We will receive no proceeds of any sale of shares, but will incur expenses in connection with the registration of these shares. See “Selling Stockholders” and “Plan of Distribution.”
     Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “CSA.” On August 29, 2008, the closing sale price of our common stock on the NYSE was $19.42 per share.
     The selling stockholders identified in this prospectus from time to time may offer and resell the shares held by them directly or through agents or broker-dealers on terms to be determined by the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement that will accompany this prospectus. A prospectus supplement also may add, update or change information contained in this prospectus. Each of the selling stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the shares to be made directly or through agents.
     See “Risk Factors” beginning on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2007 and “Risk Factors” beginning on page 40 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 for a description of risk factors that should be considered by purchasers of our common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated           , 2008

     You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
     You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

-i-

COGDELL SPENCER INC.
     We are a fully-integrated, self-administered and self-managed real estate investment trust (“REIT”) that invests in specialty office buildings for the medical profession, including medical offices, ambulatory surgery and diagnostic centers. We focus on the ownership, development, redevelopment, acquisition and management of strategically located medical office buildings and other healthcare related facilities primarily in the United States of America. On March 10, 2008, a wholly-owned subsidiary of ours merged (“the Merger”) with Marshall Erdman & Associates, Inc. (“MEA”) and certain of its affiliated companies. MEA is a provider of design-build healthcare facilities throughout the United States of America. Its service offerings include advance planning, architecture, engineering, and construction. Combined, we are a fully integrated healthcare facilities company providing services from conceptual planning to long-term property management.
     Our principal executive offices are located at 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209-4670. Our telephone number at that location is (704) 940-2900. Our website is located at www.cogdellspencer.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission (the “SEC”).
RISK FACTORS
     Investment in our common stock involves a high degree of risk. You should carefully consider the risks described in the section “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2007, and in the section “Risk Factors” contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, each of which has been filed with the SEC, as well as other information in, or incorporated by reference in, this prospectus and any accompanying prospectus supplement before purchasing our shares of common stock. The section “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2007 and the section “Risk Factors” contained in our Quarterly Report for the quarter ended June 30, 2008 are incorporated herein by reference. Each of the risks described could materially adversely affect our business, financial condition, results of operations, or ability to make distributions to our stockholders. In such case, you could lose all or a portion of your original investment.
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
     This prospectus and the documents incorporated by reference herein contain certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties including:
•	our business strategy;

•	our ability to integrate MEA;

•	our ability to obtain future financing arrangements;

•	estimates relating to our future distributions;

•	our understanding of our competition;

•	our ability to renew our ground leases;

•	changes in the reimbursement available to our tenants by government or private payors;

•	our tenants’ ability to make rent payments;

•	defaults by tenants;

•	market trends; and

•	projected capital expenditures.
     The forward-looking statements contained in this prospectus reflect our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock.
     For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors” beginning on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2007 and “Risk Factors” beginning on page  40 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. We do not intend to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.
USE OF PROCEEDS
     We will not receive any of the proceeds from sales of shares of our common stock by the selling stockholders.

SELLING STOCKHOLDERS
     The selling stockholders or their permitted pledgees, donees, transferees or other successors in interest who we collectively refer to in this prospectus as “selling stockholders,” may from time to time offer and sell any and all of the common stock offered under this prospectus. This prospectus covers the resale of (1) 1,721,481 shares of common stock issued in connection with our Formation Transactions (defined below), and (2) 4,546,977 shares of common stock issuable upon exchange of OP units issued in connection with our formation transactions, certain other property acquisitions and our 2005 Long Term Incentive Plan (including OP units issuable upon conversion of 143,966 LTIP units), which are exchangeable, under certain circumstances, into shares of our common stock, on a one-for-one basis. Prior to or concurrently with our initial public offering of our shares of common stock in November 2005, holders of interests in our predecessor, certain other entities through which we operated our business and holders of interests in certain joint ventures with third parties entered into a series of transactions (the “Formation Transactions”) pursuant to which they exchanged their interests in our predecessor, such entities and joint ventures, for (A) OP units of our operating partnership, (B) shares of our common stock, and/or (C) cash.
     Each stockholder that sells shares of common stock pursuant to this prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of our common stock may be deemed to be underwriting commissions or discounts under the Securities Act.
     The following table names certain stockholders who may sell shares pursuant to this prospectus and presents certain information with respect to beneficial ownership of our shares. The information presented regarding the selling stockholders is based upon representations made by the selling stockholders to us. We do not know which (if any) of the stockholders named below actually will offer to sell shares pursuant to this prospectus, or the number of shares that each of them will offer. The number of shares, if any, to be offered by each selling stockholder and the amount and percentage of common stock to be owned by each selling stockholder following any offering made pursuant to this prospectus will be disclosed in the prospectus supplement issued in respect of that offering.
     Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.
     Because the selling stockholders may offer all, some or none of the shares of the common stock pursuant to this prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of these shares, no definitive estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of the offering to which this prospectus relates. The following table has been prepared assuming that the selling stockholders sell all of the shares of our common stock beneficially owned by them that have been registered by us pursuant to this prospectus and do not acquire nor dispose of any additional shares of stock, or right to purchase other shares, of our common stock after the date on which they provided the information set forth in the table below. We cannot advise you as to whether the selling stockholders will in fact sell any or all of their shares of our common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.
     Information concerning the selling stockholders may change from time to time, and any changed information will be set forth in prospectus supplements or post-effective amendments, as may be appropriate.

	Shares Beneficially Owned as
	of
	August 29, 2008
			Shares of
		Shares of	Common	Percentage
		Common Stock	Stock	of Class
		Being Registered	Beneficially	Beneficially
		for Resale	Owned	Owned
		by this	After	After
Security Holder	Number	Prospectus	Resale	Resale(1)
190 Andrews, Inc. (2)	94,118	94,118	—	—

Donald Adams	3,182	3,182	—	—

John Bernard Adams	10,984	10,984	—	—

David W. Aiken, Jr.	1,943	1,943	—	—

M. Donald Alexander, Jr.	10,663	10,663	—	—

Douglas C. Appleby Trust B u/a/d May 29, 1998(3)	4,685	4,685	—	—

Julius W. Babb, III	4,869	4,869	—	—

H. Clifford Baggett	9,440	9,440	—	—

Vasanth B. Baliga	4,101	4,101	—	—

William E. Barfield, Jr.	2,492	2,492	—	—

Stephen L. Barker	7,529	7,529	—	—

W. Kennon Barringer	3,626	3,626	—	—

Sylvie Bastajian	1,670	1,670	—	—

Jason A. Bates(4)	17,674	2,000	15,674	*

Gerald Conrad Bauknight, Jr.	3,295	3,295	—	—

Donald P. Bell	10,048	10,048	—	—

Broderick C. Bello	4,101	4,101	—	—

Stephen W. Bielsky	12,641	10,641	2,000	*

Jacqueline DuBose Black	2,744	2,744	—	—

Marcus L. Black	29,955	29,955	—	—

J. Th. Bloem	17,678	17,678	—	—

Wade Blount	2,492	2,492	—	—

Russ A. Bodner	863	863	—	—

William K. Bogache	2,642	2,642	—	—

Bridget Stine Bongaard	3,035	3,035	—	—

James Austin Bongaard	3,035	3,035	—	—

BonSecours St. Francis Xavier(5)	34,288	34,288	—	—

Marshall K. Book	8,374	8,374	—	—

Edward J. Boos	3,944	3,944	—	—

Roland J. Bourgeois	1,796	1,796	—	—

Mac A. Bowman	4,603	4,603	—	—

	Shares Beneficially Owned as
	of
	August 29, 2008
			Shares of
		Shares of	Common	Percentage
		Common Stock	Stock	of Class
		Being Registered	Beneficially	Beneficially
		for Resale	Owned	Owned
		by this	After	After
Security Holder	Number	Prospectus	Resale(1)	Resale(1)
Robert E. Boyd	6,020	6,020	—	—

A. McKay Brabham, III	6,020	6,020	—	—

David S. Brantley	4,101	4,101	—	—

William Brener	5,333	5,333	—	—

Linda K. Bresnahan	8,248	8,248	—	—

Ralph Brice	3,425	2,350	1,075	*

Tommy L. Bridges	6,551	6,551	—	—

Stephen R. Broadwater	1,539	1,539	—	—

James L. Bumgartner	3,672	3,672	—	—

Anne W. Buxton	7,765	7,765	—	—

Steven Michael Callihan	5,024	5,024	—	—

Stephen Campbell	343	343	—	—

Paul R. Capito	1,975	1,975	—	—

Carolina Coastline Investors, LLC(6)	17,155	17,155	—	—

Carpenter Family GST Irrevocable Trust u/a/d 5/11/00 Mary Elizabeth Jones Carpenter, Trustee(7)	5,980	5,980	—	—

Carpenter QTIP Irrevocable Trust u/a/d 5/ 11/00 Robert E. Carpenter, Jr. Trustee(8)	10,871	10,871	—	—

Rocco Douglas Cassone	16,508	16,508	—	—

Lewis Caswell(9)	3,903	3,903	—	—

Camilla Katherine Chance	1,972	1,972	—	—

David C. Chen	6,369	6,369	—	—

Peter G. Chikes	17,258	17,258	—	—

Henry Y. Chow	5,752	5,752	—	—

Tara L. Chronister	2,876	2,876	—	—

Leigh G. Cicci	4,422	4,422	—	—

David Clark	1,539	1,539	—	—

Charles E. Cobb	11,516	11,516	—	—

Shares Beneficially Owned as
of
August 29, 2008
Shares of
Shares of	Common	Percentage
Common Stock	Stock	of Class
Being Registered	Beneficially	Beneficially
for Resale	Owned	Owned
by this	After	After
Security Holder	Number	Prospectus	Resale(1)	Resale(1)
James W. Cogdell(10)	2,288,586	2,187,886	(11)	100,700	*

Charles H. Coleman, Jr.	3,444	3,444	—	—

Alfred J. Colfry, Jr.	12,473	12,473	—	—

Bradley T. Collins	2,074	2,074	—	—

H. Wade Collins, III	10,663	10,663	—	—

Steven J. Colwell	1,975	1,975	—	—

Chip Comadoll	3,951	3,951	—	—

Christopher Connelly	1,726	1,726	—	—

James H. Cooke	8,312	8,312	—	—

Edward Cooper(12)	60,041	60,041	—	—

Randy Wilson Cooper	1,273	1,273	—	—

John K. Corless	5,333	5,333	—	—

Michael D. Crawford	21,434	21,434	—	—

Randy Gordon Crawford	2,774	2,774	—	—

JoAnn Csakany	6,457	6,457	—	—

Christina A. Cullen	4,315	4,315	—	—

Timothy L. Dagenhart	1,975	1,975	—	—

Ronald Daitch	2,492	2,492	—	—

James L. Darsie	5,259	5,259	—	—

George Albert Dasher	1,280	1,280	—	—

John L. Davidson	171	171	—	—

Daniel W. Davis	2,744	2,744	—	—

William Dawson	4,041	4,041	—	—

William Ronald Deans, Jr.	4,101	4,101	—	—

Jerome B. Degen	7,067	7,067	—	—

Gary A. Delaney	2,594	2,594	—	—

William C. Dengler	2,262	2,262	—	—

Ronald Dennis	3,561	3,561	—	—

Burke Dial	16,383	16,383	—	—

John D. Diamond	4,101	4,101	—	—

David D. Diloreto	1,975	1,975	—	—

	Shares Beneficially Owned as
	of
	August 29, 2008
			Shares of
		Shares of	Common	Percentage
		Common Stock	Stock	of Class
		Being Registered	Beneficially	Beneficially
		for Resale	Owned	Owned
		by this	After	After
Security Holder	Number	Prospectus	Resale(1)	Resale(1)
Susan C. Dorr	37,879	37,879	—	—

Edna M. Doyle	10,048	10,048	—	—

Joseph E. Dugas, Jr.	3,139	3,139	—	—

A. Daniel Duggan	2,005	2,005	—	—

Thomas H. Dukes	3,672	3,672	—	—

Fred M. Dula, Jr.	1,975	1,975	—	—

Lester P. Dulitz	11,990	11,990	—	—

James Kenneth Dziadziola, Jr.	8,497	8,497	—	—

Eastside Land Development, LLC(13)	17,420	17,420	—	—

Thomas S. Edwards	7,115	7,115	—	—

Clement C. Eiswirth	1,796	1,796	—	—

Elliott Capital, LLC (14)	5,432	5,432	—	—

Mark E. Ellis	8,312	8,312	—	—

Scott Ellison	29	29	—	—

William B. Ellison	2,472	2,472	—	—

Alan W. Fogle	2,808	2,808	—	—

Estate of Robert A. Frederick(15)	7,115	7,115	—	—

Hossam E. Fadel	4,440	4,440	—	—

Michael J. Falcone	2,706	2,706	—	—

Michael P. Falcone	13,527	13,527	—	—

Douglas P. Farman	1,961	1,961	—	—

Gerard E. Farris	1,439	1,439	—	—

James Ferguson, Jr.	37,656	37,656	—	—

Roberto F. Ferraro	1,280	1,280	—	—

Lilly Filler	22,550	22,550	—	—

John Fontana	6,457	6,457	—	—

Patricia H. Foster	15,904	15,904	—	—

Leon F. Fournet	3,944	3,944	—	—

John W. Foust	3,561	3,561	—	—

J. Wyman Frampton	2,473	2,473	—	—

Murray A. Freedman	2,492	2,492	—	—

Ronald J. French	10,732	10,732	—	—

Shares Beneficially Owned as
of
August 29, 2008
Shares of
Shares of	Common	Percentage
Common Stock	Stock	of Class
Being Registered	Beneficially	Beneficially
for Resale	Owned	Owned
by this	After	After
Security Holder	Number	Prospectus	Resale(1)	Resale(1)
Everett P. Fuller	38,756	38,756	—	—

Edward M. Gaber	5,976	5,976	—	—

Timothy A. Gajewski	1,280	1,280	—	—

Jeffrey Michael Balamoti Galvin	1,439	1,439	—	—

George F. Geils	6,685	6,685	—	—

Stephen J. Gergatz	5,863	5,863	—	—

Caroline L. Gibbes	7,331	7,331	—	—

David W. Gillespie	5,969	5,969	—	—

James Givens	2,745	2,745	—	—

A. J. Goforth III	8,356	8,356	—	—

William Karl Goglin, Jr.	5,752	5,752	—	—

Sutton Graham, II	15,754	15,754	—	—

James W. Grant	4,101	4,101	—	—

John Michael Grayson	2,472	2,472	—	—

Joel Robert Graziano	11,598	11,598	—	—

Devereaux Gregg(16)	49,657	49,557	100	*

Raul B. Guevara	5,976	5,976	—	—

D. Nelson Gunter	5,851	5,851	—	—

Edward Cantey Haile, Jr.	10,915	10,915	—	—

James E. Hancock	1,151	1,151	—	—

Charles M. Handy(17)	120,252	118,652	(18)	1,600	*

Hannum GST Irrevocable Trust u/a/d 3/1/03 f/b/o Christopher E. Hannum(19)	4,891	4,891	—	—

W. Douglas Harrison	6,328	6,328	—	—

J. Chris Hawk	2,605	2,605	—	—

Michael S. Hay	6,563	6,563	—	—

Thomas E. Hearon, III	3,295	3,295	—	—

C.W. Hendricks	10,664	10,664	—	—

Robert A. Hendrix	11,994	11,994	—	—

	Shares Beneficially Owned as
	of
	August 29, 2008
			Shares of
		Shares of	Common	Percentage
		Common Stock	Stock	of Class
		Being Registered	Beneficially	Beneficially
		for Resale	Owned	Owned
		by this	After	After
Security Holder	Number	Prospectus	Resale(1)	Resale(1)
H.F.O.W., LLC(20)	12,047	12,047	—	—

Geneva Louise Hill	7,238	7,238	—	—

John Hindersman	14,841	14,841	—	—

Albert Ho	4,315	4,315	—	—

Thomas J. Holbrook, Jr.	8,584	8,584	—	—

Rice Ross Holcombe	2,788	2,788	—	—

Michael D. Holland	35,867	35,867	—	—

Warren Holland	14,960	14,960	—	—

Wayne M. Hollinger	5,543	5,543	—	—

W. Joseph Hollins, II	10,663	10,663	—	—

Michael Holman	4,602	4,602	—	—

James Martin Hood	4,101	4,101	—	—

Judith Hood	171	171	—	—

N. Neil Howell	3,561	3,561	—	—

Jean M. Humphrey	5,865	5,865	—	—

Stephen H. Humphrey	4,798	4,798	—	—

Henley Hurt	10,208	10,208	—	—

Lisa S. Hutto	2,735	2,735	—	—

Burr D. Ilgenfritz	10,732	10,732	—	—

Julius Ivester, Jr.	897	897	—	—

Henry A. Jackson	22,444	22,444	—	—

Patricia G. Jarchow	16,521	16,521	—	—

Joe Nelson Jarrett, Jr.	5,024	5,024	—	—

Bennie L. Jarvis	11,994	11,994	—	—

Robert L. Jetton	10,536	10,536	—	—

James Clifton Johnson	1,975	1,975	—	—

Hursel Mike Johnson	9,549	9,549	—	—

Josette J. Johnson	7,238	7,238	—	—

Kenneth W. Johnstone	897	897	—	—

Benjamin R. Jones	10,663	10,663	—	—

Lee T. Jordan	10,726	10,726	—	—

	Shares Beneficially Owned as
	of
	August 29, 2008
			Shares of
		Shares of	Common	Percentage
		Common Stock	Stock	of Class
		Being Registered	Beneficially	Beneficially
		for Resale	Owned	Owned
		by this	After	After
Security Holder	Number	Prospectus	Resale(1)	Resale(1)
Jeffery R. Joyner	671	671	—	—

S. Stanley Juk, Jr.	3,295	3,295	—	—

Raymond S. Kaplan	4,252	4,252	—	—

Sam Joseph Kayser	2,074	2,074	—	—

Vincent L. Keipper	8,946	8,946	—	—

John W. Kelley	8,941	8,941	—	—

John A. Kirkland	1,280	1,280	—	—

Jonathan Kirshtein	171	171	—	—

Brent J. Klinger	6,369	6,369	—	—

Eric J. Knorr	753	753	—	—

Kent Kronowski	1,189	1,189	—	—

Mark J. Kryston	12,894	12,894	—	—

Kenneth E. Krzyzaniak	6,226	6,226	—	—

Argimiro D. Lago	12,437	12,437	—	—

F.P. Johns Langford	11,142	11,142	—	—

Michael D. Lauffenburger	1,975	1,975	—	—

Richard G. Laurens, Jr.	5,543	5,543	—	—

Jeffrey Lawson	7,237	7,237	—	—

Robert S. Leak	5,024	5,024	—	—

Elwood J. Leblanc, Jr.	7,493	7,493	—	—

Joan M. Leeds	3,139	3,139	—	—

James Lemon	912	912	—	—

Lanneau D. Lide, Jr.	7,509	7,509	—	—

Joseph T. Liverman	4,101	4,101	—	—

P. Reid Locklair	3,184	3,184	—	—

Stephen C. Lods	7,481	7,481	—	—

Ronald J. Lowe	4,947	4,947	—	—

John H. Lumpkin, Jr.	200,213	200,213	—	—

Billy Lynn	2,851	2,851	—	—

Lynn A. Hughes Revocable Trust of 1998(21)	35,318	35,318	—	—

	Shares Beneficially Owned as
	of
	August 29, 2008
			Shares of
		Shares of	Common	Percentage
		Common Stock	Stock	of Class
		Being Registered	Beneficially	Beneficially
		for Resale	Owned	Owned
		by this	After	After
Security Holder	Number	Prospectus	Resale(1)	Resale(1)
Thomas G. MacDonald	897	897	—	—

Arthur Mack	5,095	5,095	—	—

Michael Maginnis	11,597	11,597	—	—

Mitchell Amuda Mah’ Moud	4,101	4,101	—	—

Lois Mailander	1,796	1,796	—	—

Robert Malanuk	7,894	7,894	—	—

Peter N. Manos	11,112	11,112	—	—

Frank Martin, Jr.	9,654	9,654	—	—

I. Ricardo Martinez, Jr.	5,721	5,721	—	—

Andrew L. Mathews	4,606	2,876	1,730	*

Laverne Mattox	5,799	5,799	—	—

Alfred Thomas May, III	4,101	4,101	—	—

Paul Mazzeo	11,896	11,896	—	—

Jonelle McAllister	3,182	3,182	—	—

John T. McCormick	15,969	15,969	—	—

Rhett C. McCraw	2,694	2,694	—	—

Robert W. McKellar	395	395	—	—

William C. McLain, III	11,553	11,041	512	*

Nick J. McLane	12,597	12,597	—	—

Ellen McLean	10,048	10,048	—	—

Sarah E. McWhorther	897	897	—	—

William R. McWilliams	10,726	10,726	—	—

Carl S. Merlin	50,000	50,000	—	—

Michael J. Falcone Family Trust, Number 1(22)	37,107	37,107	—	—

Michael J. Falcone Family Trust, Number 3(22)	37,107	37,107	—	—

Michael J. Falcone Family Trust, Number 4(22)	37,107	37,107	—	—

David Charles Miller	6,081	6,081	—	—

W. W. Mims	6,563	6,563	—	—

John A. Mitchell	2,011	2,011	—	—

	Shares Beneficially Owned as
	of
	August 29, 2008
			Shares of
		Shares of	Common	Percentage
		Common Stock	Stock	of Class
		Being Registered	Beneficially	Beneficially
		for Resale	Owned	Owned
		by this	After	After
Security Holder	Number	Prospectus	Resale(1)	Resale(1)
William Moretz, Jr.	5,149	5,149	—	—

R. Douglas Morgan, Jr.	4,019	4,019	—	—

Edward C. Morrison	935	935	—	—

Sidney Morrison	2,745	2,745	—	—

M. I. Mostafa	8,011	8,011	—	—

Charles V. Mullen, Jr.	5,543	5,543	—	—

Earl J. Myers	1,663	1,663	—	—

Christopher K. Nagy	377	377	—	—

M. S. Nassri	8,734	8,734	—	—

William H. Neely	9,042	9,042	—	—

Vaughn P. Nelson	847	847	—	—

Lisa C. Nelson-Robinson	4,101	4,101	—	—

Lloyd E. Nickerson	1,975	1,975	—	—

John F. Nitsche	4,097	4,097	—	—

Rex Noble(23)	39,426	1,926	37,500	*

Northeast Medical Center(24)	21,456	21,456	—	—

Chalmers M. Nunn	2,262	2,262	—	—

Matthew Nurkin(25)	50,666	13,166	37,500	*

Artur Pacult	4,206	4,206	—	—

Sanford L. Pailet	11,723	11,723	—	—

Palmetto Health Foundation(26)	130,205	130,205	—	—

Nicholas A. Patrone	7,757	7,757	—	—

Edgar H. Peacock, Jr.	15,823	15,823	—	—

Charles H. Peebles	8,659	8,659	—	—

Samuel J. Peretsman	1,280	1,280	—	—

Meade H. Phelps	12,190	11,990	200	*

Thomas H. Phillips	1,280	1,280	—	—

Karoly G. Pinter	7,000	7,000	—	—

William B. Pittman	4,489	4,489	—	—

Sudhir Prasada	4,101	4,101	—	—

James Pressly	2,126	2,126	—	—

	Shares Beneficially Owned as
	of
	August 29, 2008
			Shares of
		Shares of	Common	Percentage
		Common Stock	Stock	of Class
		Being Registered	Beneficially	Beneficially
		for Resale	Owned	Owned
		by this	After	After
Security Holder	Number	Prospectus	Resale(1)	Resale(1)
Marla N. Presta-Carnes	8,248	8,248	—	—

James D. Puckett	38,756	38,756	—	—

J. Douglas Quarles, Jr.	2,712	2,712	—	—

Donald M. Rabil	8,590	8,590	—	—

Lee E. Rambo	4,682	4,682	—	—

Joseph O. Rauchwerk	21,234	21,234	—	—

P. Prithvi Reddy	8,047	8,047	—	—

Stanmore Reed	908	908	—	—

ReRo Associates, LLC(27)	32,604	32,604	—	—

John O. Reynolds, Jr.	1,975	1,975	—	—

R. Neal Reynolds	2,745	2,745	—	—

J. T. Richards	4,662	4,662	—	—

Richard Richardson	13,821	13,821	—	—

Richardson Properties LLC(28)	108,382	108,382	—	—

K. Benjamin Risinger	6,550	6,550	—	—

Robert B. Roach	5,796	5,796	—	—

Robert A. Russini Trust Corp.(29)	29,955	29,955	—	—

Christine K. Roberts	2,595	2,595	—	—

Jane T. Carswell Roberts	6,830	6,830	—	—

Michael D. Rohman	3,903	3,903	—	—

William A. Rolston	1,797	1,797	—	—

John T. Roper, Jr.	8,312	8,312	—	—

Roper Hospital, Inc.(5)	76,790	76,790	—	—

Rachel Hereford Ross	1,975	1,975	—	—

Rudolph B. Rustin	2,264	2,264	—	—

Andrew C. Sanders	3,459	3,459	—	—

Anthony M. Scardino	15,786	15,786	—	—

Charles P. Scheil	6,834	6,834	—	—

Robert K. Schellenberg	4,101	4,101	—	—

Robert A. Schimek	12,605	12,605	—	—

Robert A. Schulze, Jr.	10,664	10,664	—	—

Shares Beneficially Owned as
of
August 29, 2008
Shares of
Shares of	Common	Percentage
Common Stock	Stock	of Class
Being Registered	Beneficially	Beneficially
for Resale	Owned	Owned
by this	After	After
Security Holder	Number	Prospectus	Resale(1)	Resale(1)
Robert G. Schwartz	10,674	10,674	—	—

Fred Schwarz	17,865	17,565	300	*

Mark J. Segal	170	170	—	—

Kevin C. Shandera	1,280	1,280	—	—

Elden P. Sherman	171	171	—	—

Edward Shmunes	10,726	10,726	—	—

Neal Shore	2,641	2,641	—	—

Shore Holdings, LLC(30)	3,585	3,585	—	—

Riley C. Sibley(31)	24,129	24,129	—	—

Jeffrey Siegel	6,574	6,574	—	—

Ernest J. Sifford, Jr.	3,994	3,994	—	—

Robert A. Silver	863	863	—	—

Jack W. Simmons, Jr.	2,473	2,473	—	—

Harinderjit Singh	1,484	1,484	—	—

Frank K. Sloan	10,182	10,182	—	—

Kenneth B. Smith	7,932	7,932	—	—

Jack Monroe Smith	4,682	4,682	—	—

Randolph Smith	2,851	2,851	—	—

Thomas Smith	1,189	1,189	—	—

Tommy Smith(32)	8,636	8,636	—	—

C. Dorn Smith, III	28,582	28,582	—	—

Lenwood Perkins Smith, Jr.	4,682	4,682	—	—

Randolph D. Smoak, Jr.(33)	11,482	5,847	5,635	*

Philip J. Speller	11,359	11,359	—	—

Frank C. Spencer(34)	533,883	516,173	(35)	17,710	*

Mickey Stapp	1,189	1,189	—	—

Steven St. Clair	863	863	—	—

Robert G. Steele	1,975	1,975	—	—

Heath M. Stewart, Jr.	912	912	—	—

	Shares Beneficially Owned as
	of
	August 29, 2008
			Shares of
		Shares of	Common	Percentage
		Common Stock	Stock	of Class
		Being Registered	Beneficially	Beneficially
		for Resale	Owned	Owned
		by this	After	After
Security Holder	Number	Prospectus	Resale(1)	Resale(1)
William W. Stuck	3,295	3,295	—	—

Mary Surles(36)	39,426	1,926	37,500	*

Robert Surratt	1,151	1,151	—	—

John P. Sutton(31)	14,898	12,898	2,000	*

Carl Alden Sweatman, Jr. (31)	2,745	2,745	—	—

John C. Talbot	5,752	5,752	—	—

Robert R. Taylor, Jr.	3,903	3,903	—	—

Allison Temple	171	171	—	—

Robert M. Temple	13,449	13,449	—	—

Maitreya B. Thakker	4,101	4,101	—	—

David R. Thomas, III	1,962	1,962	—	—

Patricia A Thompson	6,457	6,457	—	—

Williard R. Thompson, Jr.	1,975	1,975	—	—

John W. Thornton, III	4,602	4,602	—	—

Henry K. Threefoot	2,141	2,141	—	—

Gerald R. Tiller	10,181	10,181	—	—

Gregory D. Tilton	1,797	1,797	—	—

Methee Tontiplaphol	11,990	11,990	—	—

Irwin Trestman	4,019	4,019	—	—

J. David Turner	863	863	—	—

Joseph F. Uddo, Jr	5,024	5,024	—	—

Richard Earl Umbach	3,295	3,295	—	—

Dale L. Van Epps	29,596	29,596	—	—

Shalendra K. Varma	4,101	4,101	—	—

Charles R. Veazey	1,273	1,273	—	—

Philip Ronald Veazey	2,273	1,273	1,000	*

Wayne C. Vial	4,041	4,041	—	—

Ralph N. Vick	1,280	1,280	—	—

Bernard B. Vinoski, Jr.	6,701	6,701	—	—

Wachovia TTEE — Cannon #213 Trust(37)	11,597	11,597	—	—

	Shares Beneficially Owned as
	of
	August 29, 2008
			Shares of
		Shares of	Common	Percentage
		Common Stock	Stock	of Class
		Being Registered	Beneficially	Beneficially
		for Resale	Owned	Owned
		by this	After	After
Security Holder	Number	Prospectus	Resale(1)	Resale(1)
Wachovia TTEE — Hayes #322 Trust(38)	23,193	23,193	—	—

Wachovia TTEE — Leatherman #322 Trust(39)	11,597	11,597	—	—

Tony L. Walden	2,876	2,876	—	—

James G. Wall	2,589	2,589	—	—

Gordon E. Walters	1,576	1,576	—	—

Charles L. Walvoord	5,408	5,408	—	—

Braxton B. Wannamaker	3,672	3,672	—	—

Richard William Ward	5,024	5,024	—	—

Frank Warder	20,664	16,714	3,950	*

Daniel L. Watson	1,280	1,280	—	—

Michael H. Watson	1,000	1,000	—	—

Boyd Watts	1,945	1,945	—	—

E. Arden Weathers	5,847	5,847	—	—

Thomas E. Weed	4,689	4,689	—	—

Robert G. Weilbaecher	11,990	11,990	—	—

Lawrence S. Weiner	24,547	24,547	—	—

Bradley K. Weisner	1,280	1,280	—	—

Mark Weiss	171	171	—	—

William J. Westerkam	2,860	2,860	—	—

Robert Norton Whitaker, Jr.	1,975	1,975	—	—

John Williams	2,278	2,278	—	—

Eddie Meek Williams, III	11,042	11,042	—	—

J. Richard Williamson	6,947	6,947	—	—

Stanley M. Wilson	2,604	2,604	—	—

Robert B. Wilson, II	1,975	1,975	—	—

Jack R. Winslow	3,626	3,626	—	—

N. Knight Worley	2,233	2,233	—	—

W. C. Worthington	4,206	4,206	—	—

Paul L. Yantis, III	671	671	—	—

Richard W. Young	4,434	4,434	—	—

Shares Beneficially Owned as
of
August 29, 2008
Shares of
		Shares of	Common	Percentage
		Common Stock	Stock	of Class
		Being Registered	Beneficially	Beneficially
		for Resale	Owned	Owned
		by this	After	After
Security Holder	Number	Prospectus	Resale(1)	Resale(1)
Ronald T. Yuko	8,356	8,356	—	—

M. Yunis	3,548	3,548	—	—

*	Represents less than 1% of the number of shares of our common stock outstanding.

(1)	Assumes a total of 24,639,122 shares of our common stock and OP units, including vested and unvested LTIP units, are outstanding as of the date of this prospectus, which is comprised of 15,402,793 shares of common stock and 9,236,329 OP units which may be exchanged for cash or, at our option, shares of common stock. In addition, share amounts for individuals assume that all OP units, including vested and unvested LTIP units, held by the person are exchanged for shares of our common stock. The total number of shares of common stock outstanding used in calculating this percentage assumes that none of the OP units held by other persons are exchanged for shares of our common stock.

(2)	R.J. MacNaughton, President of the selling stockholder, and Gerald King have joint investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(3)	Thomas C. Appleby, sole trustee of the selling stockholder, has investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(4)	The selling stockholder is our Vice President of Finance.

(5)	The board of directors of Roper St. Francis Healthcare, the sole owner of the selling stockholder, has investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares. The following individuals are the members of the board of directors of Roper St. Frances Healthcare: James M. Ravenel, M.D. (Chairperson), John M. Jordan (Vice Chairperson), Sister Patricia A. Eck, C.B.S., David M. Ellison, M.D., W. Blount Ellison, M.D., Jules R. Ivester, Jr., M.D., Sr. Mary Joseph Ritter, Richard J. Statuto, Michael C. Tarwater, Brantley D. Thomas, Ph.D., Angress Walker, Jr., Perry K. Waring and G. Fred Worsham, M.D.

(6)	William K. Bogache, owner of the selling stockholder, has investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(7)	Mary Elizabeth Jones Carpenter, Trustee of the selling stockholder, has investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(8)	Robert E. Carpenter, Jr., Trustee of the selling stockholder, has investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(9)	The selling stockholder has a 72.26% ownership interest in W.O. Blackstone & Company, Inc. (“Blackstone”). We have entered into several Summary and Acceptance HVAC Service Agreements with Blackstone to provide certain services to us under a vender agreement. We have also accepted several proposals for replacement services with Blackstone. Since November 2005, we’ve paid Blackstone a total of $1,559,306.19 (of which the selling stockholder’s share was $1,126,754.65) relating to services provided under the terms of these agreements and proposals. The services we receive from Blackstone are similar to those offered by other parties.

(10)	The selling stockholder is the Chairman of our board of directors.

(11)	This amount includes (1) 17,084 vested LTIP units and (2) 25,001 unvested LTIP units. In recognition of the role played by the selling stockholder in guiding us through the recently completed acquisition of MEA, the selling stockholder was awarded 23,511 LTIP units. The aggregate number of LTIP units awarded was calculated using $15.95 per LTIP unit, which was the price per share paid in connection with our private offering in January 2008. Of the total number of LTIP units awarded, 20% vested on the effective date of issuance, March 31, 2008, and the remaining 80% will vest if, and when, we achieve certain performance standards as provided in the awards.

(12)	The selling stockholder was an employee of Cogdell Spencer Advisors, Inc. through December 31, 2005.

(13)	Each of David A. Godwin and Jane T. Godwin, Owner and President, respectively, of the selling stockholder, has investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(14)	W. Curtis Elliot, Jr., Manager of the selling stockholder, has investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(15)	Arlene M. Frederick, Executor of the selling stockholder, has investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(16)	The selling stockholder has been our Vice President — Development since our inception in November of 2005.

(17)	The selling stockholder has been our Chief Financial Officer, Senior Vice President and Secretary since our inception in November of 2005.

(18)	This amount includes (1) 7,837 vested LTIP units, (2) 31,348 unvested LTIP units and (3) 63,440 LTIP units granted at the time of our initial public offering that have subsequently been converted into OP units. In recognition of the role played by the selling stockholder in guiding us through the recently completed acquisition of MEA, the selling stockholder was awarded 39,185 LTIP units. The aggregate number of LTIP units awarded was calculated using $15.95 per LTIP unit, which was the price per share paid in connection with our private offering in January 2008. Of the total number of LTIP units awarded, 20% vested on the effective date of issuance, March 31, 2008, and the remaining 80% will vest if, and when, we achieve certain performance standards as provided in the awards.

(19)	Christopher E. Hannum, Trustee of the selling stockholder, has investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(20)	C. Edwards Huggins, Managing Partner of the selling stockholder, has investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(21)	Lynn A. Hughes, Trustee of the selling stockholder, has investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(22)	Robert G. Falcone, Trustee of the selling stockholder, has investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(23)	The selling stockholder has been our Vice President — Asset Management since our inception in November of 2005.

(24)	Mark Nantz, Chief Financial Officer and Executive Vice President of the selling stockholder, has investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(25)	The selling stockholder has been our Vice President — Acquisitions since our inception in November of 2005.

(26)	The board of directors of the selling stockholder has investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares. The following individuals are the members of the board of directors of the selling stockholder: Joyce M. Hampton (Chairperson), Chuck Garnett (Vice-Chairperson), Stephen G. Morrison (Secretary), Alan B. Kahn (Treasurer), Anna Alessandrini, William C. Barker, Clinch H. Belser, Jr., Joseph Blanchard, Michael R. Brenan, Warren Derrick, Susan M. Douglas, Paul V. Fant, Kester S. Freeman, Jr., Samuel B. Glover, Greta Harper, L. Carey Hite, Martin L. Holmes, Libby Anne Inabinet, Randy C. Horn, Beebe James, Bill McDaniels, Shirley D. Mills, E. Perry Palmer, Mel Stebbins, John Stewart, Darrin Thomas and G. Larry Wilson.

(27)	William R. Culp, Jr., Manager of the selling stockholder has sole investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(28)	Each of Eric R. Calhoun, President of the selling stockholder, and Bill F. Phipps, David A Irvin and Kevin Tilley, has investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(29)	Jayne Gurtler, President of the selling stockholder, has investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(30)	Neal Shore, Member of the selling stockholder, has investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(31)	The selling stockholder is a member of the advisory committee of the Chairman of our board of directors.

(32)	The selling stockholder is a registered representative with FINRA through AXA Advisors, LLC.

(33)	The selling stockholder is a member of our board of directors, and a member of our audit committee, compensation committee and nominating and corporate governance committee.

(34)	The selling stockholder has been our Chief Executive Officer, President and director since our inception in November of 2005.

(35)	This amount includes (1) 12,539 vested LTIP units, (2) 50,157 unvested LTIP units and (3) 82,353 LTIP units granted at the time of our initial public offering that have subsequently been converted into OP units. In recognition of the role played by the selling stockholder in guiding us through the recently completed acquisition of MEA, the selling stockholder was awarded 62,695 LTIP units. The aggregate number of LTIP units awarded was calculated using $15.95 per LTIP unit, which was the price per share paid in connection with our private offering in January 2008. Of the total number of LTIP units awarded, 20% vested on the effective date of issuance, March 31, 2008, and the remaining 80% will vest if, and when, we achieve certain performance standards as provided in the awards.

(36)	The selling stockholder has been our Vice President — Management since our inception in November of 2005.

(37)	Wachovia Bank, N.A., Anita C. Cannon and William C Cannon, Jr. have joint investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(38)	Wachovia Bank, N.A., Robert C. Hayes, Jr., Robert C. Hayes, W.H. Galloway and William C. Cannon, Jr. have joint investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(39)	Wachovia Bank, N.A., Robert C. Hayes, William C. Cannon, Jr., Louise Rinehardt and Winslow C. Leatherman have joint investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

     The selling stockholders listed in the above table may have sold or transferred, in transactions pursuant to this prospectus or exempt from the registration requirements of the Securities Act, some or all of their shares since the date as of which the information is presented in the above table. Information concerning the selling stockholders may change from time to time and any such changed information will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, as may be appropriate.

DESCRIPTION OF COMMON STOCK
     The following summary of the material terms of the stock of our company does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws. See “Where You Can Find More Information.”
General
     Cogdell Spencer Inc. was formed on July 5, 2005. Our charter provides that we may issue up to 200,000,000 shares of common stock, $0.01 par value per share and up to 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares or the number of authorized shares of any class or series without stockholder approval. As of June 30, 2008, 15,402,793 shares of our common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Under Maryland law, stockholders generally are not liable for a corporation’s debts or obligations.
Common Stock
     All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, when and as authorized by our board of directors out of assets legally available therefor and declared by us and the holders of our common stock are entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities and to holders of any class of stock, if any, having a preference as to distributions in the event of our liquidation, dissolution or winding up.
     Subject to the provisions of our charter regarding the restrictions on transfer of stock, and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as may be provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.
     Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.
     Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series.
Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock
     Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares or the number of authorized shares of any class or series without stockholder approval. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock, approve additional authorized but unissued shares of our common stock and to classify or reclassify unissued shares of our common stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interests.
Restrictions on Ownership and Transfer
     In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “U.S. Federal Income Tax Considerations — Taxation of the Company — Requirements for Qualification — General.”
     Our charter contains restrictions on the ownership and transfer of our common stock and outstanding capital stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 7.75% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock (the common stock ownership limit) or 7.75% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock (the aggregate stock ownership limit). We refer to this restriction as the “ownership limit.” In addition, different ownership limits apply to Mr. Cogdell, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing and Mr. Spencer, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing. These ownership limits, which our board has determined do not jeopardize our REIT qualification, allow Mr. Cogdell and Mr. Spencer, certain of their affiliates, family members and estates and trusts formed for the benefit of the foregoing, as an excepted holder, to hold up to 18.0% (by value or by number of shares, whichever is more restrictive) of our common stock or up to 18.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock. A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our common stock, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our common stock.
     The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 7.75% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or 7.75% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock (or the acquisition by an individual or entity of an interest in an entity that owns, actually or constructively, our capital stock) could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 7.75% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or 7.75% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock and thereby subject the common stock or capital stock to the applicable ownership limit.
     Our board of directors may, in its sole discretion, waive the above-referenced 7.75% ownership limits with respect to a particular stockholder if:
•	our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain that no individual’s beneficial or constructive ownership of our stock will result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT;

•	such stockholder does not, and represents that it will not, own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned or controlled by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (or the board of directors determines that revenue derived from such tenant will not affect our ability to qualify as a REIT) and our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain this fact; and

•	such stockholder agrees that any violation or attempted violation of such representations or undertakings will result in shares of stock being automatically transferred to a charitable trust.
     As a condition of its waiver, our board of directors may require the applicant to submit such information as the board of directors may reasonably need to make the determination regarding our REIT qualification and an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our REIT qualification.
     In connection with the waiver of an ownership limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit for all other persons and entities; provided, however, that any decrease may be made only prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case the decrease shall be effective immediately); and the ownership limit may not be increased if, after giving effect to such increase, five individuals (including certain entities) could beneficially own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding.
     Our charter provisions further prohibit:
•	any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT;

•	any person from constructively owning shares of our stock that would cause any of our income to be considered “related party rent” under Section 856(d)(2)(B) of the Code; and

•	any person from transferring shares of our common stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).
     Any person who acquires or attempts to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
     If any transfer of shares of our stock occurs which, if effective, would result in any person beneficially or constructively owning shares of our stock in excess or in violation of the above transfer or ownership limitations (other than the 100 person limit), then that number of shares of our stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded up to the nearest whole share) shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the purported beneficial transferee shall not acquire any rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by our board of directors, then our charter provides that the transfer of that number of shares that otherwise would cause a person to violate the ownership limits will be void. Any transfer that would cause the common stock to be beneficially owned by fewer than 100 persons shall be void ab initio.
     Shares of our common stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our common stock at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our common stock to the trust) and (2) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our common stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such common stock will be paid to the charitable beneficiary.
     If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.
     The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares held in trust, and may also exercise all voting rights with respect to such shares.
     Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:
•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.
     However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.
     Any beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury Regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our common stock on our qualification as a REIT and to ensure compliance with the ownership limit, or as otherwise permitted by our board of directors.
     All certificates representing shares of our common stock bear a legend referring to the restrictions described above.
     These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
     The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
Our Board of Directors
     Our charter and bylaws provide that the number of directors of our company will not be less than the minimum number permitted under the Maryland General Corporations Law (the “MGCL”) and, unless our bylaws are amended, not more than 15 and may be increased or decreased pursuant to our bylaws by a vote of the majority of our entire board of directors. Subject to the rights of holders of one or more classes or series of preferred stock, any vacancy may be filled, at any regular meeting or at any special meeting called for that purpose, only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.
     Pursuant to our charter and bylaws, each of our directors is elected by our common stockholders entitled to vote to serve until the next annual meeting and until his/her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock entitled to vote will be able to elect all of our directors.
Removal of Directors
     Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes of common stockholders entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.
Business Combinations
     Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation, or an affiliate of such an interested stockholder) are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.
     These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted James W. Cogdell, his affiliates and associates and all persons acting in concert with the foregoing and Frank C. Spencer, his affiliates and associates and all persons acting in concert with the foregoing, from these provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by our company with the supermajority vote requirements and the other provisions of the statute.
Control Share Acquisitions
     The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
     The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.
     Our bylaws contain a provision exempting from (opting out of) the control share acquisition statute any acquisition by any person of shares of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.
Subtitle 8
     Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five of the following provisions:
•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.
     Pursuant to Subtitle 8, we have elected to provide that vacancies on our board of directors be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal shall only be allowed for cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by the Chairman of our board of directors, our president, our chief executive officer or our board of directors, the written request of the stockholders entitled to cast not less than 35% of all votes entitled to be cast at such meeting to call a special meeting. We have not elected to create a classified board; however, our board may elect to do so in the future without stockholder approval.
Charter Amendments and Extraordinary Transactions
     Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter generally provides that charter amendments requiring stockholder approval must be declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, our charter’s provisions regarding removal of directors and stock ownership restrictions may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. In addition, we generally may not merge with or into another company, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless such transaction is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all of its assets without any vote of the corporation’s stockholders.
Bylaw Amendments
     Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.
Advance Notice of Director Nominations and New Business
     Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of provision of the stockholders’ notice and at the time of the meeting, is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.
     With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) pursuant to our notice of the meeting,

(2) by or at the direction of our board of directors or (3) provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who was a stockholder of record both at the time of provision of the stockholders’ notice and at the time of the meeting, is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.
Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws
     Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote and cause requirements for removal of directors, the power of our board to issue additional shares of capital stock, ability of our board to create a classified board, the restrictions on ownership and transfer of our shares of capital stock and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.
Indemnification and Limitation of Directors’ and Officers’ Liability
     Our charter and bylaws and the partnership agreement of our operating partnership provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time, and Delaware law, as applicable.
     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which was material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
     The MGCL requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith; or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
     However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.
     Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•	any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.
     Our charter and bylaws also permit us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and to any employee or agent of our company or our predecessor.
     The partnership agreement provides that our wholly owned business trust subsidiary, the general partner, and our and its officers and directors are indemnified to the fullest extent permitted by applicable law. See “Cogdell Spencer LP Partnership Agreement — Management Liability and Indemnification.”
     Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
REIT Qualification
     Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

COGDELL SPENCER LP PARTNERSHIP AGREEMENT
     The following is a summary of the material terms of the partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” For the purposes of this section, references to the “general partner” refer to CS Business Trust I, our wholly owned Maryland business trust subsidiary.
General Management
     Our operating partnership is a Delaware limited partnership that was formed on July 18, 2005. Our wholly owned business trust subsidiary is the sole general partner of our operating partnership. Pursuant to the partnership agreement, through the sole general partner of our operating partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause the partnership to enter into certain major transactions including a merger of our operating partnership or a sale of substantially all of the assets of our operating partnership. The limited partners have no power to remove the general partner without the general partner’s consent.
     Our company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners. We are not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that we have acted in good faith.
     All of our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through our operating partnership, and our operating partnership must be operated in a manner that will enable us to satisfy the requirements for qualification as a REIT.
Management Liability and Indemnification
     Neither we nor the general partner of our operating partnership, nor our directors and officers or its trustees and officers are liable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as such person acted in good faith. The partnership agreement provides for indemnification of us, our affiliates and each of our respective trustees, officers, directors, employees and any persons we may designate from time to time in our sole and absolute discretion to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of our operating partnership, provided that our operating partnership will not indemnify such person, for (1) willful misconduct or a knowing violation of the law, (2) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful, as set forth in the partnership agreement (subject to the exceptions described below under “— Fiduciary Responsibilities”).
Fiduciary Responsibilities
     Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our stockholders. At the same time, the general partner of our operating partnership has fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, through the general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions.
     The limited partners of our operating partnership expressly acknowledged that through our wholly owned Maryland business trust, which is the general partner of our operating partnership, we are acting for the benefit of our operating partnership, the limited partners and our stockholders collectively.
Distributions
     The partnership agreement provides that holders of OP units and LTIP units are entitled to receive quarterly distributions of available cash (1) first, with respect to any OP units and LTIP units that are entitled to any preference in accordance with the rights of such OP unit or LTIP unit (and, within such class, pro rata according to their respective percentage interests) and (2) second, with respect to any OP units and LTIP units that are not entitled to any preference in distribution, in accordance with the rights of such class of OP unit or LTIP units (and, within such class, pro rata in accordance with their respective percentage interests).
Allocations of Net Income and Net Loss
     Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the holders of OP units or LTIP units holding the same class of OP units or LTIP units in accordance with their respective percentage interests in the class at the end of each fiscal year. In particular, upon the occurrence of certain specified events, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit or LTIP units holders. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the partnership agreement, for U.S. federal income tax purposes under the Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the partnership agreement. In addition, under Section 704(c) of the Code, items of income, gain, loss and deduction with respect to appreciated or depreciated property which is contributed to a partnership, such as our operating partnership, in a tax-free transaction must be specially allocated among the partners in such a manner so as to take into account such variation between tax basis and fair market value. Our operating partnership will allocate tax items to the holders of OP units or LTIP units taking into consideration the requirements of Section 704(c). See “U.S. Federal Income Tax Considerations — Tax Aspects of Investments in Partnerships — Tax Allocations with Respect to Partnership Properties.”
Redemption Rights
     After the first anniversary of becoming a holder of OP units (including any LTIP units that are converted into OP units), each limited partner of our operating partnership, other than CS Business Trust II, will have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the OP units held by such limited partner in exchange for a cash amount equal to the number of tendered OP units multiplied by the price of a share of our common stock, unless the terms of such OP units or a separate agreement entered into between our operating partnership and the holder of such OP units provide that they are not entitled to a right of redemption. On or before the close of business on the fifth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, but subject to the restrictions on the ownership of our common stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered OP units from the tendering partner in exchange for shares of our common stock, based on an exchange ratio of one share of our common stock for each OP unit (subject to antidilution adjustments provided in the partnership agreement). It is our current intention to exercise this right in connection with any redemption of OP units.

Transferability of OP Units; Extraordinary Transactions
     The general partner of our operating partnership will not be able to voluntarily withdraw from our operating partnership or transfer or assign its interest in our operating partnership, including our limited partner interest without the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by us or our subsidiaries), unless the transfer is made in connection with any merger or sale of all or substantially all of the assets or stock of our company. In addition, subject to certain limited exceptions, the general partner will not engage in any merger, consolidation or other combination, or sale of substantially all of our assets, in a transaction which results in a change of control of our operating partnership unless:
•	we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by our company or its subsidiaries); or

•	as a result of such transaction all limited partners will receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (1) exercised its redemption right (described above) and (2) sold, tendered or exchanged pursuant to the offer, the shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer.
     Our operating partnership may also merge with or into or consolidate with another entity without the consent of the limited partners if immediately after such merger or consolidation (1) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (2) the survivor expressly agrees to assume all of the general partner’s obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.
     We also may (1) transfer all or any portion of our directly or indirectly held general partnership interest to (A) a wholly owned subsidiary or (B) a parent company, and following such transfer may withdraw as the general partner and (2) engage in a transaction required by law or by the rules of any national securities exchange on which our common stock is listed.
Issuance of Our Stock
     Pursuant to the partnership agreement, upon the issuance of our stock other than in connection with a redemption of OP units, we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to our operating partnership in exchange for, in the case of common stock, OP units, or in the case of an issuance of preferred stock, preferred OP units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock.
Tax Matters
     Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, through our role as the parent of our wholly owned Maryland business trust, the general partner of our operating partnership, we have the authority to handle tax audits and to make tax elections under the Code, in each case, on behalf of our operating partnership.

Term
     The term of our operating partnership commenced on July 18, 2005 and will continue until December 31, 2104, unless earlier terminated in the following circumstances:
•	a final and nonappealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and nonappealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to the entry of such order or judgment, a majority in interest of the remaining outside limited partners agree in writing, in their sole and absolute discretion, to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor general partner;

•	an election to dissolve our operating partnership made by the general partner in its sole and absolute discretion, with or without the consent of a majority in interest of the outside limited partners;

•	entry of a decree of judicial dissolution of our operating partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

•	the occurrence of any sale or other disposition of all or substantially all of the assets of our operating partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of our operating partnership;

•	the redemption (or acquisition by the general partner) of all OP units that the general partner has authorized other than those held by the general partner and CS Business Trust II; or

•	the incapacity or withdrawal of the general partner, unless all of the remaining partners in their sole and absolute discretion agree in writing to continue the business of our operating partnership and to the appointment, effective as of a date prior to the date of such incapacity, of a substitute general partner.
Amendments to the Partnership Agreement
     Amendments to the partnership agreement may only be proposed by the general partner. Generally, the partnership agreement may be amended with the general partner’s approval and the approval of the limited partners holding a majority of all outstanding limited partner units (excluding limited partner units held by us or our subsidiaries). Certain amendments that would, among other things, have the following effects, must be approved by each partner adversely affected thereby:
•	convert a limited partner’s interest into a general partner’s interest (except as a result of the general partner acquiring such interest); or

•	modify the limited liability of a limited partner.
     Notwithstanding the foregoing, we will have the power, without the consent of the limited partners, to amend the partnership agreement as may be required to:
•	add to our obligations or surrender any right or power granted to us or any of our affiliates for the benefit of the limited partners;

•	reflect the admission, substitution, or withdrawal of partners or the termination of our operating partnership in accordance with the partnership agreement and to amend the list of OP unit and LTIP unit holders in connection with such admission, substitution or withdrawal;

•	reflect a change that is of an inconsequential nature and does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement;

•	satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a U.S. federal or state agency or contained in U.S. federal or state law;

•	set forth and reflect in the partnership agreement the designations, rights, powers, duties and preferences of the holders of any additional partnership units issued pursuant to the partnership agreement;

•	reflect such changes as are reasonably necessary for us to maintain or restore our qualification as a REIT or to satisfy the REIT requirements or to reflect the transfer of all or any part of a partnership interest among us, the general partner, CS Business Trust II and any qualified REIT subsidiary;

•	to modify the manner in which capital accounts are computed (but only to the extent set forth in the partnership agreement by the Code or applicable income tax regulations under the Code); and

•	issue additional partnership interests.
     Certain provisions affecting our rights and duties as general partner, either directly or indirectly (e.g., restrictions relating to certain extraordinary transactions involving us or the operating partnership) may not be amended without the approval of a majority of the limited partnership units (excluding limited partnership units held by us).

U.S. FEDERAL INCOME TAX CONSIDERATIONS
     The following is a summary of the material U.S. federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “the company,” “we,” “our” and “us” mean only Cogdell Spencer Inc. and not its subsidiaries or other lower-tier entities or predecessor, except as otherwise indicated. You are urged to both review the following discussion and to consult your tax advisor to determine the effect of ownership and disposition of our shares on your individual tax situation, including any state, local or non-U.S. tax consequences.
     This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances, or to stockholders subject to special tax rules, such as:
•	expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us;

and, except to the extent discussed below:
•	tax-exempt organizations; and

•	non-U.S. stockholders (as defined below).
     This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.
     THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.
Taxation of the Company
     We elected to be taxed as a REIT under the Code, commencing with our taxable year ended December 31, 2005. We believe that we are organized and will operate in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 2005, and we intend to continue to be organized and to operate in such a manner.
     The law firm of Clifford Chance US LLP has acted as our counsel in connection with the offering. We have received the opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ended December 31, 2005, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion of Clifford Chance US LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus, and is conditioned upon factual representations and covenants made by our management and affiliated entities regarding our organization, assets, and present and future conduct of our business operations, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.
     Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General
     As indicated above, our qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “— Requirements for Qualification — General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT, or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”
     Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.
     For tax years through 2010, stockholders who are individual U.S. stockholders (as defined below) are generally taxed on corporate dividends at a maximum rate of 15% (the same as capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010.
     Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “— Taxation of Stockholders.”
     If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:
•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions,” and “— Foreclosure Property,” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or leasehold as “foreclosure property,” we may thereby avoid (1) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (2) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the greater of (A) the amount by which we fail the 75% gross income test or (B) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (2) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, by larger than a de minimis amount, but our failure is due to reasonable cause and not due to willful negligence and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or 35% of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause and not due to willful negligence, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which U.S. federal income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “— Requirements for Qualification — General.”

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us, our tenants and/or our taxable REIT subsidiaries (“TRSs”) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a C corporation (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of such assets during the ten-year period following their acquisition from the C corporation. The results described in this paragraph assume that the non-REIT corporation will not elect in lieu of this treatment to be subject to an immediate tax when the asset is acquired by us.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholders’ basis in our common stock.

•	We may have subsidiaries or own interests in other lower-tier entities that are C corporations, including our TRSs, the earnings of which would be subject to U.S. federal corporate income tax.

     In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification — General
     The Code defines a REIT as a corporation, trust or association:
(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);

(7)	which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.
     The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.
     To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of certain percentages of our stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.
     In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.
Effect of Subsidiary Entities
     Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its proportionate share of capital interest in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, for purposes of the 10% value test only, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding, for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share, based upon our percentage capital interest, of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership and its equity interests in lower-tier partnerships), is treated as our assets and items of income for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “— Tax Aspects of Investments in Partnerships.”
     Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded subsidiaries for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
     In the event that a disregarded subsidiary ceases to be wholly owned by us — for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us — the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another entity. See “— Asset Tests” and “— Gross Income Tests.”
     Taxable Subsidiaries. A REIT generally may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate U.S. federal, state, local and income and franchise tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our stockholders.
     A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a REIT does not include the assets and income of such subsidiary corporations in determining the REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains).
     Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, if a TRS has a debt to equity ratio as of the close of the taxable year exceeding 1.5 to 1, it may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.
     Rents we receive that include amounts for services furnished by a TRS to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenants service income as a result of satisfying a 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by tenants that are not receiving services from the TRS are substantially comparable to the rents by our tenants leasing comparable space that are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated; or (4) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service.
     Our TRSs will perform certain activities that we are not permitted to perform as a REIT, including managing properties owned by third parties. We have jointly elected with each of Cogdell Spencer Advisors, LLC, Consera Healthcare Real Estate, LLC, MEA Holdings, Inc. and MEA to treat such entity as a TRS.
Gross Income Tests
     In order to qualify as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from prohibited transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from sources of income that qualify under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.
     Rents received by us will qualify as “rents from real property” in satisfying the 75% gross income test described above, only if several conditions are met, including the following. The rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of receipts or sales or if it is based on the net income or profits of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as rents from real property, if earned directly by us. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as rents from real property unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as rents from real property, we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income, or through a TRS, as discussed below. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties if the gross income from such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the rents from treatment as rents from real property. For purposes of this test, the gross income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, we are permitted to provide services to tenants through a TRS without disqualifying the rental income received from tenants as rents from real property. Also, rental income will qualify as rents from real property only to the extent that we do not directly or indirectly (through application of certain constructive ownership rules) own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the total value or combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space.

     Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our qualification as a REIT, we do not intend to:
•	charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•	rent any property to a related party tenant, including a TRS, unless the rent from the lease to the TRS would qualify for the special exception from the related party tenant rule applicable to certain leases with a TRS;

•	derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•	directly perform services considered to be noncustomary or rendered to the occupant of the property.
     We may indirectly receive distributions from our TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends received by us from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.
     Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the loan will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless also qualify for purposes of the 95% gross income test.
     To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests.
     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the Treasury. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.
Asset Tests
     At the close of each calendar quarter we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,”

cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other REITs, and certain kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.
     Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 25% (20% for our taxable year ending December 31, 2008) of the value of our total assets.
     The 5% and 10% asset tests do not apply to securities of TRSs, qualified REIT subsidiaries or securities that are “real estate assets” for purposes of the 75% gross asset test described above. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (1) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (2) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.
     In connection with the Merger, we acquired a new TRS, MEA Holdings, Inc. While we believe we have properly valued the securities we hold in MEA Holdings, Inc., and all of our TRSs, there is no guarantee that the IRS would agree with such valuation or that a court would agree with such determination by the IRS. In the event we have improperly valued the securities we hold in MEA Holdings, Inc., we may fail to satisfy the asset test limitation which may result in our failure to qualify as a REIT.
     After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of the non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test or the 10% asset test at the end of any quarter, and the such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally, within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred) to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the thirty day cure period, by taking steps including the disposition of sufficient assets to meet the asset tests (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), and paying a tax equal to the greater of $50,000 or 35% of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the relevant asset test.
     We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance with such tests on an ongoing basis. However, the values of some of our assets, including the securities of our TRSs, may not be precisely valued, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our assets do not meet the requirements of the REIT asset tests.
Annual Distribution Requirements
     In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(1)	the sum of:
•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains), and

•	90% of the net income, if any (after tax), from foreclosure property (as described below), minus
(2)	the sum of specified items of non-cash income that exceeds a percentage of our income.
     These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by our stockholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year provided we pay such distribution with or before our first regular dividend payment after such declaration, and such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
     In order for distributions to be counted towards our distribution requirement, and to provide a tax deduction to us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among our different classes of stock as set forth in our organizational documents.
     To the extent that we distribute at least 90%, but less than 100%, of our net taxable income, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we would elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in their income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase their adjusted basis in our stock by the difference between the amount included in their long-term capital gains and the tax deemed paid with respect to their shares.
     If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such amount over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior periods) and (B) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.
     It is possible that we, from time to time, may not have sufficient cash to meet the REIT distribution requirements due to timing differences between (1) the actual receipt of cash, including the receipt of distributions from our pass-through subsidiaries and (2) the inclusion of items in income by us for U.S. federal income tax purposes. Additional potential sources of non-cash taxable income include loans or mortgage-backed securities held by us as assets that are issued at a discount and require the accrual of taxable interest income in advance of our receipt in cash, loans on which the borrower is permitted to defer cash payments of interest and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current interest payments in cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short- term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property, including potentially, our stock.
     We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT qualification or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.
Failure to Qualify
     In the event we violate a provision of the Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause and not due to willful neglect. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders through 2010 will generally be taxable to stockholders who are individual U.S. stockholders at a maximum rate of 15%, and dividends received by our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.
Prohibited Transactions
     Net income derived from a prohibited transactions (including any foreign currency gain, as defined in Section 988(b)(1) of the Code, minus any foreign currency loss, as defined in Section 988(b)(2) of the Code) is subject to a 100% tax. The term “prohibited transactions” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business,” however, depends on the specific facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that certain safe-harbor provisions of the Code discussed below that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property held through a TRS or other taxable corporation, although such income will be subject to tax at regular corporate income tax rates.
     The Code provides a safe harbor that, if met, allows us to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, among other things, (i) we must have held the property for at least 2 years (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for 2 years for the production of rental income) and (ii) during the taxable year the property is disposed of, we must not have made more than 7 property sales or, alternatively, the aggregate adjusted basis or fair market value of all of the properties sold by us during the taxable year must not exceed 10% of the aggregate adjusted basis or 10% of the fair market value, respectively, of all of our assets as of the beginning of the taxable year.
Foreclosure Property
     Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property primarily for sale to customers in the ordinary course of a trade or business.
Hedging Transactions
     We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury

Regulations, any income from a hedging transaction we enter into the normal course of our trade or business (1) primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets, which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, including gain from the disposition of such a transaction, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT.
Foreign Investments
     To the extent that we hold or acquire any investments and, accordingly, pay taxes in foreign countries, taxes paid by us in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. Foreign investments may also generate foreign currency gains and losses.
     Foreign currency gains are generally treated as income that does not qualify under the 75% or 95% gross income tests. However, in general, if foreign currency gain is recognized with respect to income which otherwise qualifies for purposes of the 75% or 95% gross income test, then such foreign currency gain will not constitute gross income for purposes of the 75% or 95% gross income tests, respectively. No assurance can be given that any foreign currency gains recognized by us directly or through pass through subsidiaries will not adversely affect our ability to satisfy the REIT qualification requirements.
Tax Aspects of Investments in Partnerships
General
     We may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes, including our interest in our operating partnership and the equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership, and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.
Entity Classification
     The investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “— Taxation of the Company — Asset Tests” and “— Gross Income Tests” above, and in turn could prevent us from qualifying as a REIT. See “— Taxation of the Company — Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties
     The partnership agreement of our operating partnership generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code of the Treasury Regulations promulgated under this section of the Code.
     Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value, or book value, of the contributed property and the adjusted tax basis of such property at the time of the contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners.
     In connection with our Formation Transactions, appreciated property was acquired by our operating partnership in exchange for interests in our operating partnership. The partnership agreement requires that allocations with respect to such acquired property be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of allocating book-tax differences. We and our operating partnership have agreed to use the “traditional method” for accounting for book-tax differences for the properties acquired by our operating partnership in the Formation Transactions. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of the acquired properties in the hands of our operating partnership (1) may cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all of the acquired properties were to have a tax basis equal to their fair market value at the time of acquisition and (2) in the event of a sale of such properties, could cause us to be allocated gain in excess of our corresponding economic or book gain (or taxable loss that is less than our economic or book loss), with a corresponding benefit to the partners transferring such properties to our operating partnership for interests in our operating partnership. Therefore, the use of the traditional method could result in our having taxable income that is in excess of our economic or book income as well as our cash distributions from our operating partnership, which might adversely affect our ability to comply with the REIT distribution requirements or result in our stockholders recognizing additional dividend income without an increase in distributions.
Taxation of Stockholders
Taxation of Taxable U.S. Stockholders
     This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:
•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.
     If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.
     Distributions. Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.
     In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 15% (through 2010) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions. Because many of our assets were contributed to us in carryover basis transactions at the time of our formation, we may recognize capital gain on the sale of assets that is attributable to gain that was inherent in the asset at the time of such asset’s acquisition by our operating partnership.
     Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.
     With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as net capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:
(1)	the qualified dividend income received by us during such taxable year from C corporations (including our TRSs);

(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.
     Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic C corporation, such as our TRSs, and specified holding period and other requirements are met.
     To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “— Taxation of the Company — Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.
     Dispositions of Our Common Stock. In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2010, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Holders are advised to consult their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.
     If a U.S. stockholder recognizes a loss upon a subsequent disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations
     Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.
Taxation of Tax-Exempt U.S. Stockholders
     U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income or UBTI. The IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or ownership of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our common stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.
     Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.
     In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Code, (2) is tax exempt under section 501(a) of the Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities). Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.
Tax-exempt U.S. stockholders are urged to consult their tax advisor regarding the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of our stock.
Taxation of Non-U.S. Stockholders
     The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock that is not a U.S. stockholder. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.
     Ordinary Dividends. The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder generally will be treated as ordinary income and will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

     In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.
     Non-Dividend Distributions. Unless (1) our common stock constitutes a U.S. real property interest, (“USRPI”) or (2) either (A) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (B) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our company’s common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.
     Capital Gain Dividends. Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (“USRPI capital gains”), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead, any capital gain dividend will be treated as a distribution subject to the rules discussed above under “— Taxation of Non-U.S. Stockholders — Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).
     Dispositions of Our Common Stock. Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA.
     The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. However, we expect that more than 50% of our assets will consist of interests in real property located in the United States.

     Still, our common stock nonetheless will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. stockholders. We believe we are, and we expect to continue to be, a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. Because our stock will be publicly-traded, however, no assurance can be given that we will be, or that if we are, that we will remain a domestically controlled REIT.
     In the event that we do not constitute a domestically controlled REIT, a non-U.S. stockholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and (2) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our outstanding common stock at all times during a specified testing period.
     If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.
     Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.
Backup Withholding and Information Reporting
     We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid unless the holder is (1) a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide a correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.
     We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.
     Payment of the proceeds of a sale of our common stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain United States related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.
State, Local and Foreign Taxes
     We and our subsidiaries and stockholders may be subject to state, local and foreign taxation in various jurisdictions, including those in which they or we transact business, own property or reside. We own interests in properties located in a number of jurisdictions, and we may be required to file tax returns and pay taxes in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisor regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock.
Other Tax Considerations
Legislative or Other Actions Affecting REITs
     The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in our common stock.

PLAN OF DISTRIBUTION
     We are registering the resale from time to time of the shares of common stock offered by this prospectus in accordance with the terms of a registration rights agreement that we entered into with selling stockholders. In November 2005, we entered into a registration rights agreement with certain selling stockholders relating to shares of our common stock and shares of common stock issuable upon an exchange of OP units acquired in connection with the Formation Transactions. Prior to or concurrently with our initial public offering of our shares of common stock in November 2005, holders of interests in our predecessor, certain other entities through which we operated our business and holders of interests in certain joint ventures with third parties entered into a series of transactions pursuant to which they exchanged their interests in our predecessor, such entities and joint ventures, for (1) OP units of our operating partnership, (2) shares of our common stock, and/or (3) cash.
     We have registered the shares of common stock for resale to provide the selling stockholders with freely tradeable securities. The registration of these shares of common stock, however, does not necessarily mean that any of the shares of common stock will be offered or sold by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus.
     Any selling stockholders may at any time and from time to time, in one or more transactions, sell all or a portion of the shares registered hereby on the NYSE, in the over-the-counter market, on any other national securities exchange on which the common stock is then listed or traded, in negotiated transactions, in underwritten transactions, ordinary broker transactions or transactions in which a broker solicits purchases or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares registered hereby from time to time will be determined by the selling stockholders and, at the time of determination, may be higher or lower than the market price of the common stock on the NYSE. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of shares registered hereby for whom they may act as agents, and underwriters may sell shares registered hereby to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The maximum compensation to be received in any such offering by Financial Industry Regulatory Authority, Inc. (“FINRA”) members will not exceed 10% for underwriting commissions and 0.5% for due diligence. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of shares registered hereby may be entitled to indemnification by us against specific liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The shares registered hereby may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the shares registered hereby may be sold include: (1) a block trade in which the broker-dealer so engaged will attempt to sell the shares registered hereby as agent but may position and resell a portion of the block as principal to facilitate the transaction; (2) a purchase by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus; (3) an ordinary brokerage transaction and a transaction in which the broker solicits purchasers; (4) an exchange distribution in accordance with the rules of the NYSE; (5) privately negotiated transactions; and (6) an underwritten transaction.
     Additionally, the selling stockholders may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the shares so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares to investors in our securities or the selling stockholders’ securities or in connection with the offering of other securities not covered by this prospectus.

     From time to time, the selling stockholders may transfer, pledge, donate, grant a security interest in or assign their shares of our common stock to lenders or others and each of such persons will be deemed to be “selling stockholders” for purposes of this prospectus. Any donee, pledgee, transferee, secured parties, or other successors that intends to offer or sell shares through this prospectus will be named in a prospectus supplement, if required.
     The selling stockholders may enter into sale, forward sale and derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those sale, forward sale or derivative transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in our common stock. If so, the third party may use shares received under those sale, forward sale or derivative arrangements or shares pledged by the selling stockholders or borrowed from the selling stockholders or others to settle such third party sales or to close out any related open borrowings of stock. The third parties may deliver this prospectus in connection with any such transactions. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).
     Any selling stockholder that is identified as a broker-dealer may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder obtained the stock as compensation for services. In addition, any affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased in the ordinary course of business and, at the time of its purchase of the stock to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the stock. As a result, any profits on the sale of the common stock by selling stockholders who are deemed to be “underwriters” and any discounts, commissions or concessions received by any such broker-dealers who are deemed to be “underwriters” will be deemed to be underwriting discounts and commissions under the Securities Act.
     To the extent required, upon being notified by a selling stockholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of the shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by any agent, underwriter or broker-dealer(s), the name(s) of the selling stockholder(s) and of the participating agent, underwriter or brokerdealer(s), specific common stock to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.
     When a selling stockholder elects to make a particular offer of shares registered hereby, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholder and any other required information.
     In order to comply with state securities laws, if applicable, the shares registered hereby may be sold only through registered or licensed brokers or dealers. In addition, in specific states, the shares registered hereby may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.
     We will pay (1) the fees and disbursements of our counsel and independent public accountants incurred, including the expenses of any special audits or “comfort” letters required in connection with such sales, and any premiums and other costs of policies of insurance obtained by us against liabilities arising out of the sale of any shares and (2) all registration, filing and stock exchange fees, all fees and expenses of complying with securities or “blue sky” laws, all fees and expenses of custodians, transfer agents and registrars, all printing expenses, messenger and delivery expenses and any fees and disbursements of a common counsel retained by the selling stockholders that acquired shares of our common stock and OP units in the Formation Transactions. Any out-of-pocket expenses of the selling stockholders, transfer taxes, underwriting or brokerage commissions or discounts associated with effecting any sales of shares of our common stock will be paid by the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages, liabilities and expenses, including liabilities under the Securities Act.

LEGAL MATTERS
     Certain legal matters will be passed upon for us by Clifford Chance US LLP. Venable LLP will pass upon the validity of the shares of common stock sold and certain other matters under Maryland law. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.
EXPERTS
     The financial statements, the related financial statement schedule, incorporated in this Prospectus by reference from Cogdell Spencer Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of Cogdell Spencer Inc.’s internal control over financial reporting as of December 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
     The consolidated financial statements of Marshall Erdman & Associates, Inc. as of and for the years ended December 31, 2007 and 2006, incorporated by reference in this Prospectus from Cogdell Spencer Inc.’s Current Report on Form 8-K/A filed May 22, 2008, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing thereon, and are incorporated by reference in relation upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. We maintain a website at www.cogdellspencer.com. The information on our web site is not, and you must not consider the information to be, a part of this prospectus. Our securities are listed on the NYSE and all such material filed by us with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.
     We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the securities. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning us and the securities, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.
     The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

Document	Period
Annual Report on Form 10-K and 10-K/A (File No. 001-32649)	Year ended December 31, 2007
Quarterly Reports on Form 10-Q (File No. 001-32649)	Quarter ended March 31, 2008
Quarter ended June 30, 2008

Document	Filed
Current Reports on Form 8-K (File No. 001-32649)	January 7, 2008
January 29, 2008
March 14, 2008
April 4, 2008
June 3, 2008
July 14, 2008
August 27, 2008

Current Reports on Form 8-K/A (File No. 001-32649)	May 22, 2008

Document	Filed
Definitive Proxy Statement on Schedule 14A (File No. 001-32649)	May 2, 2008

Description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-32649 ).	October 18, 2005
     All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.
     If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to Cogdell Spencer Inc., 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina, 28209, Telephone: (704) 940-2900.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee		$13,042.90
Printing and engraving expenses*	$	**
Legal fees and expenses*		$75,000
Accounting fees and expenses*		$37,500
Blue sky fees and expenses	$	**
FINRA Fee		$12,947
Miscellaneous	$	**

Total		$138,489.90

*	Does not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.
Item 15. Indemnification of Directors and Officers.
     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which was material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
     Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of financial disposition of a proceeding to any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity, or any individual who, while one of our directors or officers and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her status as our present or former director or officer. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and any employee or agent of ours or our predecessor.
     Maryland law requires us (unless our charter provides otherwise, which it does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, we may not indemnify for an adverse judgment in a suit by or in our right or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon our receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us and (2) a written undertaking by the director or officer or on the directors or officers behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.
     In addition, certain persons, including trustees of CS Business Trust I and CS Business Trust II, our directors officers or employees, the officers or employees of Cogdell Spencer LP, CS Business Trust I and CS Business Trust II our, and other persons that CS Business Trust I and CS Business Trust II designate from time to time, are indemnified for specified liabilities and expenses pursuant to the Cogdell Spencer LP Partnership Agreement, the partnership in which we serve as a general partner through a wholly owned Maryland business trust.

Item 16. Exhibits.

Exhibit No.
1.1*	Form of Underwriting Agreement by and among Cogdell Spencer Inc. and the underwriters named therein, if applicable.

4.1	Articles of Amendment and Restatement of Cogdell Spencer Inc. (incorporated by reference to Exhibit 3.1 of Cogdell Spencer Inc.’s Registration Statement on Form S-11 (File No. 333-127396)).

4.2	Bylaws of Cogdell Spencer Inc. (incorporated by reference to Exhibit 3.2 of Cogdell Spencer Inc.’s Registration Statement on Form S-11 (File No. 333-127596)).

4.3	Form of Certificate for Common Stock of Cogdell Spencer Inc. (incorporated by reference to Exhibit 4.1 of Cogdell Spencer Inc.’s Registration Statement on Form S-11 (File No. 333-127396)).

4.4	Form of 2005 Long-Term Stock Incentive Plan (incorporated by reference to Exhibit 10.3 of Cogdell Spencer Inc.’s Registration Statement on Form S-11 (File No. 333-127396)).

5.1	Opinion of Venable LLP with respect to the legality of the common stock being registered.

8.1	Opinion of Clifford Chance US LLP with respect to tax matters.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Venable LLP (included in Exhibit 5.1).

23.4	Consent of Clifford Chance US LLP (included in Exhibit 8.1).

24.1	Power of Attorney (included on signature page).

*	To be filed by amendment or incorporated by reference in connection with the offering of securities.
Item 17. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the

Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on September 2, 2008.

COGDELL SPENCER INC.
By:	/s/ James W. Cogdell
	Name:	James W. Cogdell
	Title:	Chairman

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

/s/ James W. Cogdell
James W. Cogdell	Chairman of the Board	September 2, 2008

/s/ Frank C. Spencer
Frank C. Spencer	Chief Executive Officer, President and Director (Principal Executive Officer)	September 2, 2008

/s/ Charles M. Handy
Charles M. Handy	Chief Financial Officer, Senior Vice President and Secretary (Principal Financial and Accounting Officer)	September 2, 2008

/s/ John R. Georgius
John R. Georgius	Director	September 2, 2008

/s/ Richard B. Jennings
Richard B. Jennings	Director	September 2, 2008

/s/ Richard C. Neugent
Richard C. Neugent	Director	September 2, 2008

/s/ Randolph D. Smoak
Randolph D. Smoak	Director	September 2, 2008

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James W. Cogdell and Frank C. Spencer, and each of them, with full power to act without the other, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ Christopher E. Lee
Christopher E. Lee	Director	September 2, 2008

/s/ David J. Lubar
David J. Lubar	Director	September 2, 2008

/s/ Scott A. Ransom
Scott A. Ransom	Director	September 2, 2008

EXHIBIT INDEX

Exhibit No.
1.1*	Form of Underwriting Agreement by and among Cogdell Spencer Inc. and the underwriters named therein, if applicable.

4.1	Articles of Amendment and Restatement of Cogdell Spencer Inc. (incorporated by reference to Exhibit 3.1 of Cogdell Spencer Inc.’s Registration Statement on Form S-11 (File No. 333-127396)).

4.2	Bylaws of Cogdell Spencer Inc. (incorporated by reference to Exhibit 3.2 of Cogdell Spencer Inc.’s Registration Statement on Form S-11 (File No. 333-127596)).

4.3	Form of Certificate for Common Stock of Cogdell Spencer Inc. (incorporated by reference to Exhibit 4.1 of Cogdell Spencer Inc.’s Registration Statement on Form S-11 (File No. 333-127396)).

4.4	Form of 2005 Long-Term Stock Incentive Plan (incorporated by reference to Exhibit 10.3 of Cogdell Spencer Inc.’s Registration Statement on Form S-11 (File No. 333-127396)).

5.1	Opinion of Venable LLP with respect to the legality of the common stock being registered.

8.1	Opinion of Clifford Chance US LLP with respect to tax matters.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Venable LLP (included in Exhibit 5.1).

23.4	Consent of Clifford Chance US LLP (included in Exhibit 8.1).

24.1	Power of Attorney (included on signature page).

*	To be filed by amendment or incorporated by reference in connection with the offering of securities.